Exhibit 3.1.14

CERTIFICATE OF FORMATION

OF

IDAHO STATESMAN PUBLISHING, LLC

1. The name of the limited liability company is Idaho Statesman Publishing, LLC

2. The name and address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Idaho Statesman Publishing, LLC this 23rd day of August, 2005.

/s/ Charles S. Lee
Charles S. Lee
Authorized Person